Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
February 12, 2020
American Equity Reports Fourth Quarter and Full Year 2019 Results
Company Highlights

•	Fourth quarter 2019 net income of $220.2 million or $2.40 per diluted common share; Full year 2019 net income of $246.1 million or $2.68 per diluted common share

•	Fourth quarter 2019 non-GAAP operating income[1] of $125.8 million or $1.37 per diluted common share; Full year 2019 non-GAAP operating income[1] of $548.2 million or $5.97 per diluted common share

•	Fourth quarter 2019 annuity sales of $921 million

•	Policyholder funds under management of $53.2 billion

•	Fourth quarter 2019 investment spread of 2.77%

•	Risk-based capital ratio at December 31, 2019 of 372%

•	Issued $400 million of perpetual preferred stock

•	Annual cash dividend of $0.30 per share
WEST DES MOINES, Iowa (February 12, 2020) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs), today reported fourth quarter 2019 net income of $220.2 million, or $2.40 per diluted common share, compared to net income of $53.8 million, or $0.59 per diluted common share, for fourth quarter 2018. For the year ended December 31, 2019, net income was $246.1 million, or $2.68 per diluted common share, compared to $458.0 million, or $5.01 per diluted common share, for the year ended December 31, 2018.
Non-GAAP operating income1 for fourth quarter 2019 was $125.8 million, or $1.37 per diluted common share, compared to non-GAAP operating income1 of $90.3 million, or $0.99 per diluted common share, for fourth quarter 2018. For the year ended December 31, 2019, non-GAAP operating income1 was $548.2 million, or $5.97 per diluted common share, compared to $425.7 million, or $4.66 per diluted common share, for the year ended December 31, 2018. Non-GAAP operating return1 on average common stockholders' equity excluding average AOCI1 was 21.4% based on reported results and 17.0% excluding the impact of assumption revisions.

The year-over-year increases in quarterly non-GAAP operating income1 and non-GAAP operating income1 per share were primarily attributable to an increase in investment spread which benefited from active rate management and lower amortization of deferred policy acquisition costs and deferred sales inducements.  The benefit from these items was partially offset by a greater increase in the liability for future benefits to be paid for lifetime income benefit riders.   The decline in amortization and the increase in the liability for lifetime income benefit riders reflect the impact of third quarter 2019 revisions to the assumptions utilized in the determination of these items.
POLICYHOLDER FUNDS UNDER MANAGEMENT UP 0.5% ON $921 MILLION OF SALES
Policyholder funds under management at December 31, 2019 were $53.2 billion, a $283 million, or 0.5% increase from September 30, 2019. Fourth quarter gross and net sales were $921 million and $844 million, respectively, representing decreases of 18% and 19% from fourth quarter 2018 sales. On a sequential basis, gross and net sales decreased 29% and 31%, respectively.
Total sales by independent agents for American Equity Investment Life Insurance Company (American Equity Life) and total sales by broker-dealers and banks for Eagle Life Insurance Company (Eagle Life) decreased sequentially by 27% and 39%, respectively. Sales of fixed index annuities (FIAs) were down 32% sequentially to $833 million due to a 27% decrease in sales for American Equity Life and a 59% decrease for Eagle Life.
Commenting on sales, John Matovina, Chairman and Chief Executive Officer, said: "The decreases in gross sales in the independent agent channel were attributable to competitive rate dynamics in the market. Consistent with our long-standing principle of financial discipline, and in response to lower investment yields in the third quarter, we meaningfully lowered product rates and guaranteed income levels in mid-October. The competition did not act in a similar manner neither in terms of timing nor nature with regards to rates and guaranteed income."
Matovina continued: "In the bank and broker-dealer channels, Eagle Life had distinguished itself with its emphasis on offering attractive participation rates on the S&P 500 Index annual point-to-point strategy. However, the reductions we made to participation rates in October left us in a less competitive position for much of the quarter."
Commenting on the market environment and the outlook for FIA sales, Matovina added: "The market in each of our distribution channels continues to be competitive. However, with the uptick in investment yields during the fourth quarter, we increased caps and participation rates on our accumulation products in mid-December; putting us in a better competitive position than we were for much of the fourth quarter. Our October decreases in guaranteed income were not widely matched by the marketplace and we did not increase guaranteed income levels in December as we expect product pricing and returns for policies issued in 2020 to be negatively impacted by decreases in the prescribed valuation interest rates used to compute regulatory reserves. While in the near term this may be a sales head wind for us with respect to policies with lifetime income benefit riders, we expect competitors will ultimately adjust their guaranteed income pricing to recognize this factor, but the timing and size of any such adjustments is unclear at this time."
Matovina continued: " A significant initiative for Eagle Life in the fourth quarter was the launch of its guaranteed income product, the Eagle Select Income Focus. Distributors have shown substantial interest and several have already agreed to sell the product. We anticipate sales to materialize early in the second quarter . We also finalized a selling agreement with a large independent broker-dealer last quarter and expect to see sales in the near future from this distribution relationship."

INVESTMENT SPREAD INCREASES ON LOWER COST OF MONEY
American Equity’s investment spread was 2.77% for the fourth quarter of 2019 compared to 2.75% for the third quarter of 2019 and 2.56% for the fourth quarter of 2018. On a sequential basis, the average yield on invested assets decreased by 7 basis points while the cost of money fell by 9 basis points.
Average yield on invested assets was 4.52% in the fourth quarter of 2019 compared to 4.59% in the third quarter of 2019. This decrease was attributable to a decrease in the benefit from non-trendable investment income items from 13 basis points in the third quarter to 9 basis points in the fourth quarter of this year. The impact from the decline in short term yields on the $4.8 billion of floating rate instruments in the investment portfolio negatively affected average yield by 3 basis points.
The aggregate cost of money for annuity liabilities of 1.75% in the fourth quarter of 2019 was down 9 basis points from 1.84% in the third quarter of 2019. The cost of money benefited by 5 basis points from over hedging index-linked interest obligations, compared to 2 basis points in the third quarter of 2019.
Commenting on investment spread, Matovina said: “Excluding non-trendable investment spread items, investment spread increased 3 basis points sequentially. Once again, the driver of spread improvement was a decrease in the cost of money resulting from active management of our rates and further declines in option costs. Option costs decreased in the fourth quarter reflecting the actions taken in August and October to reduce caps and participation rates on new and renewal business. The trend of declining option costs, which began in December 2018, should extend further as we began reducing renewal rates on $29.7 billion of policyholder funds under management last month. Should yields available to us remain at current levels or the cost of money rise, we have flexibility to reduce our crediting rates and could decrease our cost of money by approximately 0.59% through further reductions in renewal rates to guaranteed minimums."

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss fourth quarter 2019 earnings on Thursday, February 13, 2020 at 9:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 855-865-0606, passcode 3083906 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on American Equity's website. An audio replay will also be available via telephone through February 20, 2020 at 855-859-2056, passcode 3083906 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned subsidiaries, is a leading issuer of fixed index annuities through independent agents, banks and broker-dealers. American Equity Investment Life Holding Company, a New York Stock Exchange listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Premiums and other considerations	$8,846	$4,430	$23,534	$26,480
Annuity product charges	62,722	60,394	240,035	224,488
Net investment income	588,217	554,355	2,307,635	2,147,812
Change in fair value of derivatives	466,434	(1,054,281)	906,906	(777,848)
Net realized gains (losses) on investments, excluding other than temporary impairment (OTTI) losses	7,029	3,097	6,962	(37,178)
OTTI losses on investments:
Total OTTI losses	(17,412)	(18,980)	(18,511)	(35,005)
Portion of OTTI losses recognized from other comprehensive income	—	—	(215)	(1,651)
Net OTTI losses recognized in operations	(17,412)	(18,980)	(18,726)	(36,656)
Loss on extinguishment of debt	(2,001)	—	(2,001)	—
Total revenues	1,113,835	(450,985)	3,464,345	1,547,098

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	11,553	7,439	35,418	39,530
Interest sensitive and index product benefits	399,514	255,700	1,287,576	1,610,835
Amortization of deferred sales inducements	91,260	(11,578)	88,585	222,201
Change in fair value of embedded derivatives	147,879	(804,026)	1,454,042	(1,389,491)
Interest expense on notes payable	6,384	6,376	25,525	25,498
Interest expense on subordinated debentures	3,651	4,041	15,764	15,491
Amortization of deferred policy acquisition costs	133,573	(8,750)	87,717	327,991
Other operating costs and expenses	39,194	33,597	154,153	129,301
Total benefits and expenses	833,008	(517,201)	3,148,780	981,356
Income before income taxes	280,827	66,216	315,565	565,742
Income tax expense	60,677	12,393	69,475	107,726
Net income	$220,150	$53,823	$246,090	$458,016

Earnings per common share	$2.41	$0.59	$2.70	$5.07
Earnings per common share - assuming dilution	$2.40	$0.59	$2.68	$5.01

Weighted average common shares outstanding (in thousands):
Earnings per common share	91,314	90,555	91,139	90,348
Earnings per common share - assuming dilution	91,883	91,622	91,782	91,423

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income, we have consistently utilized non-GAAP operating income and non-GAAP operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income equals net income adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income together with net income provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income to Non-GAAP Operating Income

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$220,150	$53,823	$246,090	$458,016
Adjustments to arrive at non-GAAP operating income: (a)
Net realized investment gains/losses, including OTTI	7,606	9,525	7,361	45,450
Change in fair value of derivatives and embedded derivatives - fixed index annuities	(127,777)	36,186	373,221	(72,181)
Change in fair value of derivatives - interest rate caps and swap	(167)	1,276	1,247	(1,892)
Income taxes	26,023	(10,475)	(79,736)	(3,653)
Non-GAAP operating income	$125,835	$90,335	$548,183	$425,740

Per common share - assuming dilution:
Net income	$2.40	$0.59	$2.68	$5.01
Adjustments to arrive at non-GAAP operating income:
Net realized investment gains/losses, including OTTI	0.08	0.10	0.08	0.50
Change in fair value of derivatives and embedded derivatives - fixed index annuities	(1.39)	0.40	4.07	(0.79)
Change in fair value of derivatives - interest rate caps and swap	—	0.01	0.01	(0.02)
Income taxes	0.28	(0.11)	(0.87)	(0.04)
Non-GAAP operating income	$1.37	$0.99	$5.97	$4.66

(a)
Adjustments to net income to arrive at non-GAAP operating income are presented net of related adjustments to amortization of deferred sales inducements and deferred policy acquisition costs where applicable.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity and non-GAAP operating return on average common stockholders' equity are calculated by dividing net income and non-GAAP operating income, respectively, for the trailing twelve months by average total stockholders' equity excluding average equity available to preferred stockholders and average accumulated other comprehensive income (AOCI).  We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
December 31, 2019
Average Common Stockholders' Equity Excluding Average AOCI
Average total stockholders' equity	$3,484,610
Average equity available to preferred stockholders	(200,000)
Average AOCI	(722,745)
Average common stockholders' equity excluding average AOCI	$2,561,865

Net income	$246,090
Non-GAAP operating income	$548,183

Return on Average Common Stockholders' Equity Excluding Average AOCI
Net income	9.61%
Non-GAAP operating income	21.40%